Exhibit 10.1

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [  *  ]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

MANUFACTURE AND SUPPLY AGREEMENT

This Agreement made as of this 8th day of October 2008, by and between Siemens AG Healthcare Sector, Components & Vacuum Technology, having a business address at Henkestrasse 127, 91052 Erlangen, Germany (“Seller”) and TomoTherapy Incorporated, having a business address at 1240 Deming Way, Madison, WI 53717, USA (“Buyer”).

WITNESSETH:

WHEREAS, Seller has experience and expertise in the manufacturing and/or supporting the products (herein collectively referred to as “Products”) listed in Exhibit A for a period specified in this Agreement; and

WHEREAS, Buyer wishes to have Seller use its expertise to continue manufacturing and/or supporting the products (herein collectively referred to as “Products”) listed in Exhibit A for the period specified in this Agreement; and

NOW, THEREFORE, for good and valuable consideration, the adequacy of which is hereby acknowledged, the Seller and Buyer do hereby agree to covenant and promise the following:

1. SCOPE

Commencing on the effective date of this Agreement Buyer shall provide Seller with a twelve (12) month rolling forecast. The initial forecast will be accompanied by a firm purchase order for the first six (6) months and a projection of orders for the next six (6) months, subject to the lead time stated in Exhibit B. In accordance with this Agreement, Buyer shall update the twelve (12) month rolling forecast on a quarterly basis and issue purchase orders subject to the lead time in Exhibit B. Seller will provide the personnel, technical services and facilities necessary in order to manufacture the Products for Buyer (as defined in Exhibit A which is hereby incorporated by reference).

Neither party shall be deemed to be in default of this Agreement if prevented from performing any obligation hereunder for any reason beyond its reasonable control including, without limitation, governmental laws and regulations, terrorists acts, Acts of God or the public, calamities, floods, diseases and storms.

This Agreement shall serve as a full replacement to the Manufacture and Supply Agreement made as of the 14th day of November 2003 by and between Siemens Medical Solutions, USA, Inc. Oncology Care Systems, Concord, CA 94520 and TomoTherapy, Inc. Madison, WI 53717 for purchases made on or after the date of this Agreement. No other reference to this preceding Agreement shall be made.

2. PURCHASE ORDER PLACEMENT

a) Buyer shall update the twelve (12) month rolling forecast on a quarterly basis. Buyer will provide Seller an annual blanket purchase order (i.e. SAP Quantity Contract) for the Accelerator Assembly (part number [ * ]) to set the employed discount break-point for the coming contract year. . Buyer will issue Purchase Orders subject to the lead time stated in Exhibit B. Buyer may delay delivery on a purchase order by as much as 30 days, provided such delay notice is delivered to Seller not less than 60 days prior to the original scheduled Delivery Date.

As a condition of this Agreement, Buyer agrees to take delivery of a minimum of [ * ] Accelerator Assemblies per year, part number [ * ], commencing with the effective date of this Agreement. Said minimum shall be binding upon the parties and any their successors or assign. Notwithstanding the above, the Buyer will provide a rolling purchasing forecast for Seller’s planning purpose only, every quarter in each Fiscal Year. The quantities indicated for the immediate quarter shall be considered binding for purchase and delivery by Buyer and Seller. The Buyer can take delivery of less than [ * ] Accelerator Assemblies (part number [ * [) in a given contract year at the price of [ * ]% off of the Exhibit B Base Price.

Seller shall formally acknowledge Buyer’s purchase orders by fax or e-mail and provide a confirmation of delivery dates. All products shall be delivered in full on or up to 5 days before the scheduled due date.

Any “Terms and/or Conditions” printed upon a purchase order document from Buyer shall not apply.

The effective discount break-point applicable for the Accelerator Assembly, part number [ * ], will be based upon the annual deliveries executed and reviewed within the following month of the successive period. Warranty replacement deliveries are not to be included. Deviation from the employed discount break-point and effective discount break-point are to be corrected and subsequent a credit or an invoice will be issued by Seller to balance Buyer’s account.

b) If “Buyer” requests a repair of a product supplied by “Seller”, Buyer will enquire in writing: i) if repair of a Product is possible, ii) if repair is economically feasible – evaluated through quotation from Seller, iii) and if i) or ii) are positive, a pertinent Purchase Order will be issued by Buyer for the repair of said Product, which is to be acknowledged in writing by Seller within five (5) days from the date of receipt. Seller will provide repair of out-of warranty Accelerator Assemblies (part number [ * ]) at a price not to exceed $[ * ] . Final price and warranty will be set in an addendum to the contract once the repairing and testing of ten (10) units are complete.

3. PACKAGING

Packaging of the Products shall be in a manner adequate to ensure undamaged arrival at Buyer’s business address, when transported by airplane, truck or railroad. All deliveries shall be accompanied by a shipping list. Seller will endeavor to develop local packaging (wooden crate and blue box) based on specifications provided by Buyer. When and if Seller develops a local source, Buyer will pay the cost of such locally- provided packaging.

4. DEVELOPMENT PROJECTS

Each party will actively seek to identify opportunities to improve quality and reliability, as well as reduce costs, for the Products. The parties agree to work cooperatively to implement such improvements. The parties agree that, should they decide to work together on new product development projects, such new product development efforts will be covered under a new agreement.

5. TERM

This Agreement shall remain in full force and effect until [ * ]. This Agreement shall be automatically renewed for additional renewal terms of twelve (12) months each, unless either party gives the other party at least eleven (11) months prior written notice of election to terminate this Agreement effective at the end of the then current term. In the event that the Seller elects to terminate this Agreement in accordance with the above terms, the Buyer shall have the right to place a “last time” Purchase Order no later than 90 days prior to the termination of this Agreement to provide Buyer with sufficient quantity to meet the Buyer’s expected product needs for the one (1) year period immediately following termination of this Agreement. The parties will negotiate in good faith the delivery schedule for each product covered by such ”last time” Purchase Order, but it is presumed that Buyer will take delivery of those products equally over the first nine months after termination of this Agreement.

6. PRICING

The pricing for Products shall be U.S. Dollars (USD) in accordance with Exhibit B and shall be valid until [ * ].

7. DELIVERY, PAYMENT TERMS

Delivery is FCA Frankfurt Airport (INCO Terms 2000). Seller shall specify the carrier. Costs incurred for freight, customs, duties and other similar charges shall be paid by Seller every six months upon receipt of a written statement of such charges from Buyer.

Payment shall be effected no later then 30 days from date of invoice and registered to the account given on the invoice.

Title for Products passes to Buyer at Delivery as stated above. However, until payment in full for each delivery of Products is received by Seller, and if payment is not made in a timely manner, Seller may demand return of and repossess Products.

8. RETURNS/DISPOSAL

If at the end of the life cycle of the Products, Buyer is legally obliged to take back and/or dispose of the Products, Seller shall accept such Products if and to the extent Seller is also legally bound to take the said Products back and dispose of them. The costs for return and disposal of the Products shall be borne by Buyer.

9. WARRANTY

All Products provided under this Agreement shall be in accordance with Seller’s specifications. Seller warrants for all Products listed in Exhibit B maintaining an appropriate level of ISO certification and compliance to ISO 13485. Seller further warrants that all Products sold to Buyer under this Agreement comply with the requirements of the U.S. Food and Drug Administration (“FDA”) and the FDA’s Good Manufacturing Practices (“GMP”) with respect to the manufacture, package, assembly and testing for the Products and that all Products provided under this Agreement shall be in accordance with the Seller’s specifications.

Except for part number [ * ], which is warranted for eighteen months from the Date of Delivery, or twelve months from date of installation at a customer site, whichever occurs first. Seller warrants that all other Products will be free from defects in materials and workmanship for a period of six (6) months from the Date of Delivery. The time period for all warranties shall be suspended during any period in which Seller has returned Products and is evaluating or repairing or reworking them as set forth in subsequent paragraphs of this Section 8. When Buyer has developed sufficient data, Buyer will propose and Seller will consider warranties for one or more Products based on beam-on time rather than a time-based warranty.

Buyer may return to Seller any Product still under warranty that it believes is defective, and shall take a credit for such Product within ninety days of return. The returned Product shall be accompanied by an appropriate description of defect. Seller shall perform an inspection and test of returned Accelerator Assembly Product (part number [ * ]) to confirm that there is a defect during warranty period. Seller — at its option — will repair or replace defective Product within 90 days of return. Though not obligated to do so, Seller may at its sole unilateral option elect to conduct inspection and test on any Products other than the Accelerator Assembly Product under this Agreement.

Buyer’s remedy is contingent on (1) prompt written notification of the defect; (2) the cause of the defect not being the result of misuse, accident, neglect, alteration, improper testing, improper storage, improper installation or negligence on the part of the Buyer; and (3) return of the Products to Seller’s manufacturing location with shipment and in-transit loss or damage at the risk an expense of the Buyer. Such repair, replacement or credit shall constitute fulfillment of all liability of Buyer to Seller whether based in contract, tort, and indemnity or otherwise.

If an Accelerator Assembly Product has been returned to Seller under warranty and Seller is unable to confirm a failure for it after Buyer has had a full opportunity to verify the cause of the failure, explain the same to Seller, and Seller has conducted tests necessary to confirm the failure, Seller shall invoice Buyer at the manufacturing rate of $[ * ] /hour, at an amount not to exceed the equivalent of 40 labor hours ($[ * ]). Seller must obtain a purchase order from the Buyer for testing beyond the amount of $ [ * ].

EXCEPT AS EXPRESSLY SET FORTH IN THE PRECEDING SENTENCES AND/OR IN SPECIFICATIONS; SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE PRODUCTS.

10. LIMITATION OF LIABILITY; BUYER’S REMEDIES

10.1 EXCLUSIVE REMEDY

Claims on the part either party other than those expressly mentioned in this Agreement especially claims for damages, reduction of price or withdrawals from this Agreement, regardless of their legal grounds, shall be excluded.

10.2 LIMITATION OF LIABILITY

However, claims on the either party shall be limited to a maximum liability to the other party relating to claims for property damage of $ [ * ] for all such events, performed under this Agreement.

Neither party shall under no circumstances be liable for: a) indirect, consequential, incidental, punitive or special damages; b) loss of production, interruption of operations, loss of profit or revenue, payment of interest and other financing expenses, loss of information and data; c) loss of or damage to property other than the Products.

10.3 MANDATORY LAW

This disclaimer of liability shall not apply in cases involving intent or gross negligence, or where sections of the Federal Law of Switzerland regarding Product Liability (PrHG) are mandatory, or where liability is mandatory as in cases of damage to privately used property.

11. TERMINATION

If either party materially breaches its obligations in this Agreement, the other party may terminate this Agreement by giving not less than 30 days notice to the other party. Termination will not occur if the defaulting party, within such thirty (30) day period, remedies such breach to the reasonable satisfaction of the non-defaulting party.

This Agreement may be terminated immediately by either party without the requirement of prior notice, if the other party suspends operations, files or suffers to be filed against it a petition for bankruptcy, or the like, executes an assignment for the benefit of creditors, or is adjudicated as bankrupt. This Agreement may also be terminated if the percent of Accelerator Assembly Products that fail within the one-year warranty period due to manufacturing and/or material defects exceeds [ * ] percent [ * ].

Sections 9, 10, 11, 12, 13, 14 and 15 shall survive termination or cancellation of this Agreement.

12.	EXPORT

Each party agrees that it will not knowingly (i) export or re-export, directly or indirectly, any technical data (as defined by the U.S. Export Administration Regulations), including software received from the other under this Agreement, (ii) disclose such technical data for use in, or (iii) export or re-export, directly or indirectly, any direct product of such technical data, including software, to any destination to which such export or re-export is restricted or prohibited by U.S. or non-U.S. law without obtaining prior authorization from U.S. Department of State and other competent authorities to the extent required by those laws.
Further, both party’s obligation to fulfill this agreement is subject to the proviso that the fulfillment is not prevented by any impediments arising out of national and international foreign trade and customs requirements or any embargos or other sanctions.

13.	INDEMNIFICATION, OVERALL LIMITATION OF LIABILITY

a)	Bodily Injury, Disability, Death or Property Damage

Each party agrees to indemnify the other, its officers, agents, servants and employees against claims, damages demands, suits actions judgments, liabilities, defaults, or costs and expenses, including attorney’s fees, arising from claims made against or liability imposed upon the other, by a court of competent jurisdiction as the results of claims alleging personal injury, disability, death or property damage or any form or type or wrongdoing or loss arising from the indemnifying party’s failure to perform its respective obligations hereunder. Such indemnity obligations shall only apply if the indemnified party is notified promptly in writing of such claim, suit or legal proceedings, and given full and complete authority to defend the same, and given such information as the indemnifying party may have regarding the same as may be reasonably required for the defense of the same.
In Buyer’s case, such indemnity obligations shall also apply to claims arising out of or in connection with Buyer’s assembly and resale of the Products, including without limitation, Buyer’s burden of customer training, service and support, its representations made in the course of reselling or distribution of the products, and its distribution of related materials and literature.

b)	Intellectual Property Infringement

The Seller agrees, at its cost and expense, to defend any claim, suit or legal proceeding asserted or brought against the Buyer or the Buyer’s customers, that any Products, or the use thereof, infringes any patent, copyright or other intellectual property right of a third party, provided the Seller is notified promptly in writing of such claim, suit or legal proceeding, and given full and complete authority to defend the same, and given such information as the Buyer may have regarding the same as may be reasonably required for the defense of the same. The Seller shall pay all damages, awards and costs, awarded. The Seller shall not be responsible for any settlement negotiated and agreed to by the Buyer or any other party without the consent of the Seller. The Seller shall have the right, at its own election and at its own expense, to either (a) procure for the Buyer the right to continue to distribute and use such Products or part of component, thereof or (b) modify the same so that it becomes non-infringing provided that the functionality, level of performance, features and quality thereof are not affected and Seller shall effectuate these remedies as soon as possible after notice of infringement. In addition, Seller may repurchase such Product (the repurchase price to be based on the original price paid by the Buyer less depreciation on a straight line basis over five (5) years, commencing with the date of installation and start up of such Product). The Buyer shall have the right, at its own election, to return any such affected Product to the Seller for refund of the purchase price as set forth above, and to cancel any outstanding Orders or further deliveries of the Product, without any liability to the Seller with respect thereto.

Notwithstanding the foregoing, the Seller shall not have any liability to the Buyer under the provision of Section 12 (b), that (i) is based upon the interconnection and/or the use of a Product, or part thereof, in combination with products or other devices outside the scope of this Agreement without the prior written consent of the Seller, which are not made by the Seller whether or not supplied hereunder, or (ii) for use in any manner for which the Product, or part thereof, was not designed or created. Also, the Buyer shall hold the Seller harmless against any expense, judgment or loss for infringement of any patent or copyright that results from the Seller’s compliance with the incorporation of designs specifications furnished by the Buyer.

The foregoing states the entire liability of the parties with respect to infringement of intellectual property right by the Products or any part thereof.

c)	Liability Insurance

Buyer covenants that it will maintain liability insurance adequate to fulfill the indemnification obligation hereunder in each such 12-month period commencing on October 1st of each year. Seller is self-insured and covenants that it has sufficient capital to meet all obligations hereunder.

Notwithstanding anything to the contrary in this Agreement, each party’s liability to the other for liability other than intellectual property infringement, including obligations to indemnify, hold harmless, etc., shall be limited to a maximum amount of $[ * ] in the aggregate in any given year.

14. CONFIDENTIALITY

During the term of this Agreement and for five (5) years after the latter of either the termination of this Agreement or the Enumerative List and Specification of Products (Exhibit A) under this Agreement, each party shall use the same efforts is uses to protect its own confidential information (but in any event, no less than reasonable efforts to prevent it disclosure) to hold in strict confidence and to require its personnel to hold in strict confidence and not disclose to (1) any employee, director, or agent that does not need to know such information for the purpose of carrying out this Agreement or (2) any third party without the prior written consent of the disclosing party, and not use in any manner except for purposes of carrying out this Agreement and otherwise in accordance with the terms of this Agreement, any confidential information of the other party in its possession.

Such confidential information specifically may include, without limitation, all engineering drawings, specifications and other technical documentation, any proposed design and specifications for future products and products in development, marketing plans, costs and pricing information, all third party information required to be maintained in confidence, and any other information that the disclosing party has marked as confidential. Confidential Information shall include any copies or abstracts made thereof as well as any apparatus, modules, samples, prototypes or parts thereof.

Promptly following termination of this Agreement or upon the request by or for the disclosing party, the receiving party shall surrender to the disclosing party or destroy all materials remaining in its possession containing any such confidential information including all copies, extracts, or transcriptions, regardless of media. This shall not apply to copies of electronically exchanged Confidential Information made as a matter of routine information technology backup and to Confidential Information or copies thereof which must be stored by the receiving party or its advisers according to provisions of mandatory law, provided that such Confidential Information or copies thereof shall be subject to the confidentiality obligation according to the terms and conditions set forth herein.

For purposes of this Agreement and the Products and Statement of Work, information shall not be deemed confidential:

a.	if such information is generally available from public sources other than as a result of the breach of this Agreement

b.	if such information is received from a third party not under any obligation to keep such information confidential

c.	if the recipient can demonstrate that such information was independently developed by the recipient without use of any confidential information of the other party or its Affiliates; and

d.	if such information is marketing material such as catalogs or leaflets distributed to third parties as part of sales and promotions.

Neither party shall be liable to the other for a breach of these confidentiality obligations to the extent it is required by law or any governmental body to disclose any confidential information of the other party; provided, however, unless otherwise required by such governmental body or such law, the party providing such information to such governmental body or disclosing the same pursuant to requirement of law shall first notify the other party so as to enable the other party opportunity to take steps it deems appropriate to protect its confidential or proprietary information.

15. Arbitration, Substantive Law

All disputes arising out of or in connection with the present Agreement including any question regarding its existence, validity or termination, which cannot be settled in due time by the parties, shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce, Paris (“Rules”) by three arbitrators appointed in accordance with the said Rules.

Each party shall nominate one arbitrator for confirmation by the competent authority under the applicable Rules (Appointing Authority). Both arbitrators shall agree on the third arbitrator within 30 days. Should the two arbitrators fail, within the above time limit, to reach agreement on the third arbitrator, he shall be appointed by the Appointing Authority. If there are two or more defendants, any nomination of an arbitrator by or on behalf of such defendants must be by joint agreement between them. If such defendants fail, within the time limit fixed by the Appointing Authority, to agree on such joint nomination, the proceedings against each of them must be separated.

The seat of arbitration shall be Zurich, Switzerland. The procedural law of this place shall apply where the Rules are silent.

The language to be used in the arbitration proceeding shall be English.

Any disputes shall be settled in accordance with the provisions of this Agreement and any other agreements regarding its performance, otherwise in accordance with the substantive law in force in Switzerland without reference to any other law and without regard to its conflicts of law principles.

The United Nations Convention on Contracts for the International Sale of Goods of April 11, 1980 shall be excluded.

16. NOTICES

All contractual notices from one party to the other under this Agreement shall be in writing and either personally delivered or sent via certified mail, (E-mail or other electronic media are not acceptable), postage prepaid and return receipt requested, to:

Buyer:	TomoTherapy Inc. 1240 Deming Way Madison WI 53717, USA attention: Robert Zahn
Seller:	Siemens AG Healthcare Sector Components & Vacuum Technology Henkestrasse 127 91052 Erlangen, Germany attention: Johann Schwarzenecker or to such other person or places as either party may designate from time to time by notice hereunder. Such notices shall be deemed effective upon personal delivery or deposit in the mails in accordance herewith. A notice or a document required to be “in writing” or “in written form”, such notice or document shall be duly signed by the sender.

17. Assignment

Assignment of this Agreement may be made only upon the prior written consent by the other party; provided, however, that Seller may assign this Agreement to any parent, affiliate or subsidiary corporation upon notice by Buyer. Any attempted assignment or transfer of any of the rights, duties or obligations to this Agreement without the prior written consent of the other party shall be void. If consent is given, this Agreement shall be binding upon and inure to the benefit of the assigns.

18. Conflicts with Other Terms and Conditions

This Agreement contains all of the terms and conditions as they relate to the relationship between Buyer and Seller. Any terms and conditions, other than price, quantity, and shipping instructions, which may be specified on Buyer’s purchase order, are null and void unless expressly agreed upon in writing by Seller’s representative responsible for contract administration.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

TomoTherapy Incorporated 1240 Deming Way Madison, WI 53717 USA
By: Fred Robertson Title: Chief Executive Officer Signature: /s/ Fred Robertson
Siemens AG Healthcare Sector Components & Vacuum Technology Henkestrasse 127 91052 Erlangen Germany
By: Manfred Apel Title: General Manager Signature: /s/ Manfred Apel
By: Johann Schwarzenecker Title: Vice President Marketing, Sales Signature: /s/ Johann Schwarzenecker
Date: 11.12.2008
Agreed with respect to clause 1, paragraph 3:
Siemens Medical Solutions U.S.A. Oncology Care systems Concord, CA 94520
By: Martin Wentzlik Title: VP Finance & Administration Signature: /s/ Martin Wentzlik
Date: 1/13/09

EXHIBIT A

Enumerative List and Specification of Products

Product Documents:
In addition to “[ * ] Design Specification [ * ], which is the governing document for the round waveguides (P/N: [ * ]); the following Seller’s Product documents are hereby incorporated by reference.

Seller shall formally notify Buyer of any Product changes that affect form, fit or function.

The following Seller’s Product documents are hereby incorporated by reference. Buyer acknowledges receipt of such Product documents.

Part Number	Description
[ * ]	Accelerator Assy, Top Tomo
[ * ]	AFC ASSY, G39
[ * ]	Attenuator, RF 20DB N 250 watts
[ * ]	Circulator Flange Probe Assembly, G8
[ * ]	Circulator U Elbow
[ * ]	Circulator Water Load Assembly
[ * ]	Dose Chamber Assy
[ * ]	Drive Assy-Magn Tuner-M5
[ * ]	HV Standoffs
[ * ]	Injector Assy, Elect-G45
[ * ]	O-Ring, Buna-N 3.975-ID M4152TR
[ * ]	PCB ASSY, AFC Control, G39
[ * ]	PCB ASSY, AFC Pre-Amp, G39
[ * ]	PCB ASSY, INJ HV PULSER
[ * ]	PCB ASSY, LV CONTROL I&S
[ * ]	PWR SPL Assy, ION PMP, 12V-A20
[ * ]	RF Circulator Assy, KD2-G36
[ * ]	RF Diode Detector
[ * ]	RF Diode, Matched Pair
[ * ]	RF Line Stretcher, ‘N’
[ * ]	RF, Detector Mount “N”
[ * ]	Target Assy, Mono 6MV / Primart
[ * ]	Target, Spinning Tungsten

11/12.08 FR JS
Date / Buyer / Seller

EXHIBIT B

PRODUCT PRICING

Part		Base	Lead Times
Number	Description	Price(USD)	(Days)
[ * ]	PWR SPL Assy, ION PMP, 12V-A20	[ * ]	[ * ]
[ * ]	Drive Assy-Magn. Tuner-M5	[ * ]	[ * ]
[ * ]	Dose Chamber Assy	[ * ]	[ * ]
[ * ]	Injector Assy, Elect-G45	[ * ]	[ * ]
[ * ]	Target Assy, Mono 6MV / Primart	[ * ]	[ * ]
[ * ]	RF Circulator Assy, KD2-G36	[ * ]	[ * ]
[ * ]	RF Diode Detector	[ * ]	[ * ]
[ * ]	RF Diode, Matched Pair	[ * ]	[ * ]
[ * ]	RF, Detector Mount “N”	[ * ]	[ * ]
[ * ]	RF, Line Stretcher, “N”	[ * ]	[ * ]
[ * ]	Attenuator, RF 20DB N 250 watts	[ * ]	[ * ]
[ * ]	O-Ring, Buna-N 3.975-ID M4152TR	[ * ]	[ * ]
[ * ]	Accelerator Assy, Top Tomo	[ * ]	[ * ]
[ * ]	Target, Spinning Tungsten	[ * ]	[ * ]
[ * ]	HV Standoffs	[ * ]	[ * ]
[ * ]	Circulator Flange Probe Assy. G8	[ * ]	[ * ]
[ * ]	Circulator U Elbow	[ * ]	[ * ]
[ * ]	Circulator Water Load Assy.	[ * ]	[ * ]
[ * ]	AFC ASSY, G39	[ * ]	[ * ]
[ * ]	PCB Assy. AFC Control, G39	[ * ]	[ * ]
[ * ]	PCB Assy. AFC Pre-Amp. G39	[ * ]	[ * ]
[ * ]	PCB Assy. Inj. HV Pulser	[ * ]	[ * ]
[ * ]	PCB Assy. LV Control I&S	[ * ]	[ * ]

Buyer shall receive a [ * ] percent discount off the above listed Base Prices.

Buyer shall be entitled to the following break-point discount on part number [ * ] when Buyer provides Seller an annual blanket purchase order (i.e. SAP Quantity Contract) for the Accelerator Assembly (part number [ * ]) to set the employed discount break-point for the coming contract year. A discount break-point review –and if applicable an adjustment shall be made on a quarterly basis. Each twelve (12) month period shall run from October 1st of each year through September 30th of the following year.

The below stated discount break-points apply to quantities stated on the aforementioned twelve (12) month Buyer’s purchase order, executed by Seller and delivered to Buyer. Excluded from the quantity-count are acknowledged warranty replacement deliveries and repaired waveguides by Seller during the same period.

Discount	Quantity of P/N [ * ]
[ * ]%	If yearly PO quantity is less than [ * ] units
[ * ]%	If yearly PO quantity is betweeen [ * ] and [ * ] units
[ * ]%	If yearly PO quantity is between [ * ] and [ * ] units
[ * ]%	If yearly PO quantity is between [ * ] and [ * ] units
[ * ]%	If yearly PO quantity is between [ * ] and [ * ] units
[ * ]%	If yearly PO quantity is between [ * ] and [ * ] units
[ * ]%	If yearly PO quantity is between [ * ] and more units

Further additional, cumulative discount is to be applied to the applicable discount level above for P/N [ * ], for the successive periods listed:

[ * ]% [ * ]% [ * ]% [ * ]%	from [ * ] to [ * ] from [ * ] to [ * ] from [ * ] to [ * ] from [ * ] to [ * ]

Sample calculation for discount application:

Assumed are [ * ] pcs. waveguides purchased annually, at [ * ]% discount during the period of January 2011, therefore the applied formula equals:

[ * ]

11/12.08 FR JS
Date / Buyer / Seller